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                                                                    EXHIBIT 10.2

                            MASTER SERVICES AGREEMENT

     This Master Services Agreement (the "AGREEMENT") dated as of FEBRUARY 1, 2002, by and between NEWROADS, Inc. ("NEWROADS"), a Delaware corporation with a principal place of business at 75 Holly Hill Lane, Greenwich, CT 06830 and ALLOY, INC. ("COMPANY"), a Delaware corporation with a principal place of business at 151 West 26th Street, New York, NY 10001.

RECITALS

A. COMPANY has a variety of marketing programs for the sale and/or distribution of various merchandise (the "MERCHANDISE"); and a variety of promotional campaigns (the "CAMPAIGNS") to enhance such marketing programs; and

B. NEWROADS is a provider of various services to the direct response industry ("SERVICES"), including, but not limited to, order entry; data processing; rebate processing; sweepstakes processing; inbound telemarketing; customer service; pick, pack and ship; order fulfillment; warehousing and storage; and returns processing; and NEWROADS desires to provide some or all of these Services to COMPANY as more particularly described herein; and

C. COMPANY desires that NEWROADS provide Services in connection with the sale of certain Merchandise (the "PROGRAM") or processing for certain Promotion Campaigns (the "CAMPAIGN") and NEWROADS desires to provide such services to COMPANY.

     NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. APPOINTMENT. COMPANY hereby appoints NEWROADS as its preferred third party provider of Services upon the terms and conditions set forth in this Agreement.

2. SERVICES. COMPANY hereby engages NewRoads to provide such Services as are described in the attached STATEMENTS OF WORK (each a "STATEMENT OF WORK"), and COMPANY shall pay for such Services as set forth in such STATEMENTS OF WORK.

     a. If there is any difference between the terms and conditions of any Statement of Work attached hereto and any other portion of this Agreement, the terms of the Statement of Work including any exhibits thereto shall control.

     b. CHANGE ORDERS; ADMINISTRATION. Any modifications to the specifications in a Statement of Work shall require execution of a written change order agreed to and executed by both parties to this Agreement.

3. SERVICE LEVELS. Certain of the Services set forth in the Statements of Work are subject to the service levels set forth in the applicable Statement of Work (the "SERVICE LEVELS"). Such Service Levels define certain standards of performance, which NEWROADS shall maintain in the rendering of the Services so long as COMPANY is not in Default (as defined in the Section of this Agreement entitled, Other Defaults) hereunder. However, in circumstances in which this Agreement does not stipulate a certain Service Level to determine the standard of performance NEWROADS shall maintain with respect to any particular Service, NEWROADS, and COMPANY shall jointly agree upon the scope of NEWROADS' obligations regarding such Service, and, in any event, NEWROADS shall use commercially reasonable efforts to provide service levels not less than the industry norm for such Services.

     a. The parties hereto agree and understand that for a period of 60 days from the Commencement Date (as defined in applicable Statement of Work) ("the Grace Period"), NEWROADS shall use commercially reasonable efforts to maintain the Service Levels but may fail to meet some or all of them due to usual and customary events involved in connection with Company'S transition into the Facility and onto the System and, as such, the parties hereto will not, during the Grace Period, deem such failure (s) to constitute a material breach for purposes of the Section of this Agreement entitled Other Defaults, so long as NEWROADS uses commercially reasonable efforts to maintain the applicable Service Levels.

4. PLACE OF PERFORMANCE. Services shall be performed at facilities maintained by NEWROADS from time to time and specified in a Statement of Work; provided, however, that NEWROADS shall not be precluded from out-sourcing certain Services, if necessary and with the prior written consent of COMPANY, which shall not be unreasonably withheld on a temporary basis to providers which NEWROADS, in its sole judgments, determines to be reasonably acceptable, so long as NEWROADS remains primarily responsible for the providing of such out-sourced Services at reasonable Service Levels. NEWROADS may change the place of performance only with the prior written consent of the COMPANY.


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5.   FEES AND CHARGES. In consideration for performance of the Services during the Term (as defined hereinafter), COMPANY shall pay to NEWROADS the fees and charges delineated in the applicable STATEMENT OF WORK. These fees and charges shall include:

     a. INITIAL START-UP FEE. COMPANY shall pay NEWROADS an initial start-up fee (the "INITIAL START-UP FEE") as consideration for the start-up services agreed upon by the parties hereto as set forth in the Statement of Work (the "START-UP SERVICES").

     b.   TRANSACTION FEES.

          i. COMPANY shall pay to NEWROADS transaction fees ("TRANSACTION FEES") as set forth in the Statement of Work; as such rates may be adjusted from time to time by the C.P.I. Adjustment described below (the "TRANSACTION RATES"). These fees may include any or all of the following:

               1. FIXED PER ORDER FEE. The Fixed Fee Per Order shall be payable on such number of orders equal to the gross number of orders processed into the System as indicated on System Report SLS929 (or such other report containing similar information), such orders being hereinafter referred to as "Gross Orders"). Merchandise Exchange Orders shall not be included in the calculation of Gross Orders to the extent that they number fewer than three percent (3%) of Gross Orders. Similarly, items released from backorder status shall not be counted as orders for purposes of calculating Gross Orders. Orders that have been cancelled for any reason, in time to prevent such order from reaching the warehouse floor, shall not be included in the count of Gross Orders. The resulting product of the Fixed Fee Per Order multiplied by the Gross Orders shall be hereinafter referred to as the "Total Fixed Charge." In the event the Company institutes a continuity program whereby goods are sent to customers on a regular basis pursuant to a single order processed into the System, the Fixed Fee Per Order for any such order shall be agreed between the parties.

                    a. VOLUME DISCOUNTS. Based upon the aggregated Gross Orders for all Statements of Work executed in conjunction with this Master Services Agreement, COMPANY shall be entitled to a discount of the applicable Fixed Fees for any such Statement of Work, on any subsequent order, according to the following schedule. The Aggregated Gross Orders shall include the total of the Gross Orders billed under any applicable Statement of Work in the most recent 12 months for which billing has been completed.

                         i. If the Aggregated Gross Orders exceeds 2,000,000 orders, COMPANY shall be entitled to a five percent discount.

                         ii. If the Aggregated Gross Orders exceeds 2,500,000 orders, COMPANY shall be entitled to a ten percent discount.

                         iii. If the Aggregated Gross Orders exceeds 3,000,000
                              orders, COMPANY shall be entitled to a 15 percent discount.

                         iv. From January 1, 2003 to March 31, 2003; or at such time as a Statement of Work under this Master Services Agreement is executed on behalf of the "Alloy Business", NewRoads agrees that, for the purpose of calculating Aggregated Gross Orders, NewRoads will include the most recent 12 months of "Alloy" activity in such calculation.

                         v. Beginning February 1, 2006, the fifth year of this Agreement, if Company passes for the first time one of the discount thresholds defined in sub-paragraphs i, ii, or iii in this section of the Agreement, Company shall have the option, one time, of applying the corresponding discount to all orders received in the six months immediately prior and including the month during which the threshold was surpassed. This Option shall expire 60 days from the first day of the month following the month during which the threshold was surpassed.

               2. STORAGE FEE. A monthly fee applied to the space utilized for storage of Merchandise in a NewRoads warehouse. This fee may be calculated based upon cubic feet utilized and/or pallets utilized, varying by the nature of the Merchandise and purpose of the storage. The applicable Storage Fee and the Method of Calculation shall be specified in the Statement of Work.


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               3.   ADJUSTED ACTUAL VARIABLE COST.

                    a. "Adjusted Actual Variable Costs" are a percentage, as specified in the applicable Statement of Work, of those costs, charges or expenses, not included in Fixed Costs, which are incurred and paid by NEWROADS in connection with its performance of the Services, and may include:

                         i. all direct and indirect labor costs (including employee and Social Security taxes, benefits and fringe benefits) for employees engaged in the performance of Services whose salaries and benefits are not included in the calculation of the Total Fixed Charge,

                         ii. supervisory personnel costs up to an amount that does not exceed 8% of the costs referred to in item (i) above (the "Supervisory Allocation"),

                         iii.  inbound and outbound telephone call charges,

                         iv. packaging, and packaging supplies, office and data processing supplies,

                         v.    postage,

                         vi. common carrier, delivery, courier and other charges for receiving and shipping Merchandise,

                         vii. costs in connection with outsourced services referred to in Section 4 hereof, entitled "Place of Performance."

                         viii. recurring costs incurred in connection with the
                               provision of an alternate redundant telephone service into the Facility, installed or maintained for back-up or disaster recovery purposes,

                         ix. costs incurred to train employees and associates, both prior to and after the Commencement Date, to handle the Company's business pursuant to the terms of this Agreement,

                         x. non-management labor costs incurred to perform the Set-Up Tasks, such as in receiving and unpacking Merchandise into the Facility, and

                         xi. all other items consumed in the rendering of Services hereunder.

                    b. For purposes of billing the Company for Services, Adjusted Actual Variable Costs shall not include any amounts paid directly by the Company or through its Disbursement Account, as defined below. The level or amount of expenses to be incurred by NEWROADS, which comprise Adjusted Actual Variable Costs includes costs, charges, and expenses incurred as a result of NEWROADS' errors in its provision of Services, so long as such errors are not directly caused by NEWROADS' gross negligence. In the event of material, non-negligent errors caused by NEWROADS, the parties agree to negotiate in good faith to arrive at equitable financial resolution for such errors.

                    c. To the extent that the Adjusted Actual Variable Costs incurred by NEWROADS in the provision of Services for the Company pursuant to this Agreement are not identifiable as the sole and unique responsibility of the Company (for example, where the cost of labor has to be allocated between the Company and other companies in the facility for which NEWROADS provides services) then, in calculating Adjusted Actual Variable Costs, NEWROADS shall utilize the allocation systems and procedures maintained from time to time by NewRoads (the "Allocation System"), it being the parties' intention that the Allocation System reflects, and allocates as fairly and accurately as possible, the Adjusted Actual Variable Costs payable by the Company in respect of the Services performed by or on behalf of NEWROADS. The calculation by NEWROADS of Adjusted Actual Variable Costs shall be available for review by the Company upon request therefore and with reasonable notice. The Allocation System shall not be construed or manipulated to work more in the favor of either of the parties hereto and against or in favor of the interests of any other company for whom NEWROADS is providing services.

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          ii.  The Transaction Rates shall be subject to adjustment as follows:

               1. The Fixed Fee Rates set forth in the Statement of Work shall be adjusted annually, on January 1 of each year thereafter during the Term, by an amount equal to 50 percent of the percentage increase in the Urban Wage Earners and Clerical Workers-All Items-South consumer price index published by the U.S. Department of Labor for the most recent 12 month period for which statistics are available on such dates determined by comparing such index to the index quoted for the immediately prior twelve month period (the "C.P.I. ADJUSTMENT"). The index use for this adjustment shall be the regional index, which includes the primary place of performance, as specified in the appropriate Statement of Work. Specifically, the index to be used is CPI-W, historically published in Table 6 of the U.S. Department of Labor's report on the Consumer Price Index.

          iii. MINIMUM MONTHLY CHARGE - COMPANY agrees to pay a minimum monthly charge to NEWROADS when the total of all transaction fees in a particular calendar month fall below the amount of the minimum charge. The amount of this minimum charge shall be specified in the Statements of Work.

     c. SPECIAL SERVICES. If Company requests that NEWROADS provide services not already defined in the Statements of Work, COMPANY shall pay NEWROADS at the hourly rates specified in the applicable Statement of Work, or a fixed amount mutually agreed to in writing by the parties. All such requests for services (Special Services) not defined the Statements of Work shall be in writing and agreed to by both parties.

     d. CLOSE DOWN EXPENSES. Upon expiration or any termination of this Agreement for any reason, Company shall pay close-down charges relating to all close-down activities and for all purging of the NEWROADS computer system and for such other activities as shall be agreed upon between NEWROADS and Company based on the prevailing hourly rates in place at the time of such close down activity, including but not limited to such activities as removal of Merchandise from racks, packing for shipment (if necessary), preparing freight documents for shipment to COMPANY'S designated destination and loading on the trucks of COMPANY'S designated carrier, together with the cost of any necessary supplies.

     e. TERMINATION FEE. If COMPANY terminates this Agreement prior to the expiration of the term, for reasons other than a material breach by NEWROADS or force majeure, a termination fee shall be due. This TERMINATION FEE, as specified in an applicable Statement of Work, shall be prorated from the date of termination to the end of the Term. At the end of the initial 36 months, the remaining prorated amount of the Termination Fee shall be reduced by 50 percent.

     f. PRODUCTIVITY SAVINGS. The parties agree to cooperate and collaborate to identify new processes or changes to existing processes, which will result in reductions to the Adjusted Actual Variable Cost. The parties acknowledge such opportunities may require consideration of capital expenditures or adjustments to existing fee schedules. The parties agree to address each opportunity as they are identified.

6.   PAYMENTS.

     a. INITIAL START-UP FEE. The initial start-up fee shall be paid concurrently with the execution of the initial STATEMENT OF WORK by Company.

     b. TRANSACTION FEES. NEWROADS shall, on a weekly basis, issue to COMPANY an invoice for the Transaction Fees. Each invoice shall be due and payable within 15 days after the date that the invoice is received by COMPANY.

          i. The Company shall also pay to NEWROADS the Total Variable Charge in accordance with the terms of this Agreement. The "Total Variable Charge" is calculated by multiplying (x) the Estimated Variable Cost Per Order (as defined below) in respect of any Week during the Term hereof, by (v) the total number of Gross Orders for such Week.

          ii. The "Estimated Variable Cost Per Order" for each Week during the Term hereof shall be such amount as equals (x) the Adjusted Actual Variable Costs (as defined below) of the preceding Month divided by (y) the total number of Gross Orders for such preceding Month. The parties agree that the Estimated Variable Cost for the first Month only of this Agreement shall be specified in the applicable Statement of Work. For purposes of calculation of Adjusted Actual Variable Costs pursuant to this Section, any amounts paid from the Disbursement Account (as defined in this Agreement) shall be excluded.

          iii. Within twenty (20) Business Days following the end of each Month during the Term hereof, NEWROADS shall

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               reconcile Adjusted Actual Variable Costs against the Total
               Variable Charge for such Month, and:

               1. In the event that Adjusted Actual Variable Costs are higher than the Total Variable Charge, then, the Company shall pay the difference between Adjusted Actual Variable Costs and the Total Variable Charge to NEWROADS within fifteen (15) Business Days of a demand therefore; or

               2. If the Total Variable Charge is higher than Adjusted Actual Variable Costs, then NEWROADS shall credit the difference between the Total Variable Charge and Adjusted Actual Variable Costs against amounts owed by the Company to NEWROADS, except with respect to any credit arising out of the final Monthly reconciliation which shall be paid in cash unless the Company owes other amounts to NEWROADS at such time, in which case such amount shall be credited against the amount owed.

          iv. NEWROADS shall, on a Weekly basis, issue to the Company an invoice in the amount equal to the Total Fixed Charge plus the Total Variable Charge for such Week. Such invoice shall be due and payable within 15 days of the date of faxed receipt of such invoice and will be subject to any credit balance in favor of the Company as a result of this Section.

     c. SPECIAL SERVICES FEES. Special Services charges, for work not included in a Statement of Work and mutually agreed to by the parties, both in terms of scope and associated fees, shall be invoiced not more than weekly nor less than monthly. Such invoices shall be due and payable within 15 days of the date that the invoice is received by COMPANY.

     d. CLOSE DOWN EXPENSES. Upon the expiration or any termination of this Agreement, NEWROADS will issue to COMPANY an invoice for the reasonably estimated Close Down Expenses (except for that portion of the Close Down Expenses relating to telecommunication charges and costs addressed hereinbelow), and such invoice shall be due and payable no later than 15 days after the date of such invoice. Promptly after completion of the close-down activities, NEWROADS shall submit a final adjusted bill to COMPANY reflecting charges pursuant to the Section of this Agreement entitled Fees and Charges, Close Down Expenses and an appropriate credit or charge with respect to any difference from the previously invoiced amount, and NEWROADS or COMPANY, as applicable, shall pay within 15 Business Days any resulting amount owing to the other that is not otherwise credited. The portion of the Close Down Expenses relating to the transfer of portable 800 numbers and estimated cost for calls not billed will be reconciled and billed monthly until all such telephone activity has been billed and paid.

     e. TERMINATION FEE. If applicable, the Termination Fee shall be due within 15 days after notification of termination by COMPANY to NEWROADS.

7. DISBURSEMENT ACCOUNT. At all times during the term of this Agreement, COMPANY shall maintain with NEWROADS a Disbursement Account (the "DISBURSEMENT ACCOUNT") sufficient to cover certain reasonable expenses paid by NEWROADS on behalf of COMPANY, including all common carrier and other delivery service shipping costs, packing materials, stationery and other similar expenses, and NEWROADS shall pay such expenses therefrom so long as and to the extent that a balance remains therein. COMPANY and NEWROADS shall agree in advance upon which costs and charges are to be paid from the Disbursement Account, it being understood that such list of charges may change from time to time according to COMPANY'S business needs and NEWROADS' operations. The Disbursement Account shall (at a minimum) be funded by COMPANY from time to time as needed to bring the balance of the fund to an amount, which would cover forecasted expenses for the ensuing two week period after taking into consideration such factors as forecasted order volume, seasonality and other applicable factors. If the Disbursement Account is insufficient to cover such expenses, NEWROADS may, in its sole discretion: (a) upon request of COMPANY, pay the expenses and immediately invoice Company for the amount of expenses incurred plus a 15 percent mark-up, and such invoice amount shall be payable within five Business Days after receipt; or (b) following five Business Days after providing COMPANY with written notice of insufficient funds in the Disbursement Account (and the Disbursement Account has not during such time been restored in full), elect not to pay the expenses, and if NEWROADS so elects not to pay the expenses, it shall have no liability whatsoever for any losses or liabilities incurred by COMPANY for such nonpayment. NEWROADS shall provide COMPANY with a weekly statement setting forth the balance of, and accounting for disbursements from, the Disbursement Account.

8. FORECASTS. The parties acknowledge that orders for Merchandise may not be uniform from month to month as a result of various factors, including the seasonal nature of the demand for Merchandise and advertising and marketing schedules which are subject to constant changes, and that the inability of COMPANY to accurately predict the volume of orders to be processed, receipt of phone calls, receipt of electronic mail messages or the inventory to be received and warehoused on a weekly basis may have a detrimental effect on NEWROADS' ability to provide the Services in accordance with the Service Levels. COMPANY recognizes and understands the importance of keeping NEWROADS informed at all times of forecasted order volumes, schedule changes, fast and slow selling items, Merchandise or vendor problems and all other material business issues which might have an effect upon the performance by NEWROADS of its obligations hereunder and shall

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     provide NEWROADS with reasonable notice after COMPANY is aware of any changes in any such forecasted items. Specifically, but without limiting the generality of the foregoing, Company agrees as follows:

     a. COMPANY shall use commercially reasonable efforts to deliver to NEWROADS a complete set of projections at least two months prior to the beginning of each successive calendar year, during the Term hereof, in respect of such calendar year, covering the operation of its business for such calendar year, including, by month and quarter, the forecasted number of orders; forecasted number of emails and telephone calls; the forecasted number of units received and shipped; and the forecasted returns (each projections being hereinafter referred to as an "ANNUAL FORECASTS").

     b. Four weeks prior to the first day of each calendar quarter, COMPANY shall use commercially reasonable efforts deliver to NEWROADS a complete set of projections covering the operation of its business and demand for merchandise for the next succeeding two calendar quarters, including, by week, the forecasted number of orders; forecasted number of emails and telephone calls; and the forecasted number of units received and shipped each week; and the forecasted returns (each quarterly projections being hereinafter referred to as a "QUARTERLY FORECAST").

     c. COMPANY shall use commercially reasonable efforts to deliver to NEWROADS a revised Quarterly Forecast (a "REVISED QUARTERLY FORECAST") whenever it believes that any business condition of which it is aware may have the effect of changing any item of the previous Quarterly Forecast furnished to NEWROADS. In the event that COMPANY experiences an actual increase in any forecast part of its business in respect of any week of more than 15 percent over that projected for such activity for such week, as set forth in any applicable Quarterly Forecast (or a Revised Quarterly Forecast which has been delivered to NEWROADS at least four weeks prior to such week) and has not advised NEWROADS in writing at least four weeks prior to such week that such increase is forecasted, then NEWROADS shall use commercially reasonable efforts but be under no obligation to meet those Service Levels directly or indirectly impacted by the increased level of activity for so long as Company's volume exceeds by more than 15 percent the volume projected in the most recent Quarterly Forecast or Revised Quarterly Forecast for such activity

     d. The information contained in Quarterly Forecasts, Revised Quarterly Forecasts and Annual Forecasts provided by COMPANY to NEWROADS shall be reasonably related to and consistent with the actual operating history of COMPANY, subject to deviations therefrom as reasonably required by changes in circumstances.

9.   INVENTORY. Merchandise inventory shall be handled and processed as follows:

     a. COMPANY shall, at its own expense, supply NEWROADS at the NEWROADS facilities specified in the applicable Statement of Work, and maintain with NEWROADS an inventory of Merchandise, which COMPANY reasonably believes is adequate in the ordinary course of business to fill orders received for its Merchandise in line with its Quarterly Forecasts or Revised Quarterly Forecasts. NEWROADS shall use commercially reasonable efforts to preserve and maintain Merchandise received for COMPANY in good and marketable condition.

     b. NEWROADS shall use its best commercial efforts but is under no obligation to receive Merchandise on behalf of COMPANY unless COMPANY has transmitted to NEWROADS, within two Business Days prior to the receipt of such Merchandise, a copy of the purchase order by which COMPANY ordered such Merchandise, or all requisite details of the purchase order to permit NEWROADS to identify the Merchandise as that of Company.

     c. For inbound shipments, COMPANY shall advise its vendors that motor carriers must contact NEWROADS at least two Business Days prior to delivery and make a delivery appointment prior to arrival. Inbound shipments arriving at a NEWROADS warehouse without one Business Day's prior notice may be refused or delayed by NEWROADS depending on the space and manpower available at the time of arrival. Each inbound shipment must have a packing slip and each carton must be marked with the purchase order number and SKU number.

     d. For purposes of this Agreement, "PROBLEM MERCHANDISE" means Merchandise shipped to NEWROADS, which in NEWROADS sole reasonable discretion cannot be processed by NEWROADS without imposing an unreasonable hardship on NEWROADS. For illustrative purposes and without limiting the definition thereof, Problem Merchandise shall include all Merchandise which (i) arrives with insufficient paperwork,
          (ii) is delivered to NEWROADS in the absence of a delivery appointment or (iii) is faulty or damaged. NEWROADS shall use its commercially reasonable efforts to comply with COMPANY'S written instructions regarding handling and disposing of Problem Merchandise and shall submit to COMPANY a report of Problem Merchandise as soon as practicable after having received it. NEWROADS shall not include Problem Merchandise in the inventory of items available for shipment to customers but in a separate inventory stored at storage rates as specified in the applicable Statement of Work for the first 30 days and thereafter at a storage rate of one and one-half times such applicable storage rates (the "PROBLEM MERCHANDISE RATE"). COMPANY acknowledges that Problem Merchandise cannot be stored indefinitely and that all Problem Merchandise shall be removed at COMPANY'S expense within 30 days after NEWROADS notifies COMPANY of specific details relevant to the reasons for the

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          classification of the Merchandise as Problem Merchandise. NEWROADS has
          the right to dispose of the Problem Merchandise by returning the Merchandise to COMPANY on a freight collect basis or taking any other actions which are reasonable under the circumstances; provided, however, that NEWROADS shall follow COMPANY'S reasonable directions with respect to any other disposition (at COMPANY'S expense) of the Problem Merchandise. Once Merchandise has been adequately repaired or reconstituted so that its processing no longer imposes an unreasonable hardship on NEWROADS, NEWROADS agrees to promptly remove such Merchandise from its Problem Merchandise status and to so notify COMPANY in writing within two Business Days.

     e. NEWROADS acknowledges and COMPANY agrees that COMPANY shall be solely responsible for selecting, purchasing, paying for and arranging for the shipment to NEWROADS of Merchandise, and NEWROADS agrees that it shall not have and shall not represent that it has any authority to undertake any of such activities on COMPANY'S behalf.

     f. In the event that any Merchandise shipped by NEWROADS to customers is damaged (or lost in shipment), NEWROADS agrees to notify COMPANY, store damaged and returned Merchandise at the Problem Merchandise Rate pending inspection by the carrier, file tracers for the lost shipments and claims for damaged and lost shipments which originated from NEWROADS, and reimburse COMPANY for any money paid or credited to NEWROADS by the common carrier as a result of such claims within thirty (30) days after receipt.

     g. NEWROADS reserves the right to refuse, without liability of any kind, acceptance of Merchandise which, because of its condition, might cause, in NEWROADS' reasonable sole judgment, infestation, contamination, or damage to the warehouse facility or to other goods in the custody of NEWROADS. NEWROADS shall notify COMPANY of its refusal to accept any such Merchandise and the reason for its refusal within two Business Days after such refusal. If NEWROADS believes that any Merchandise has caused or may cause damage to the warehouse facility or to any other goods in the custody of NEWROADS or has characteristics which make its storage illegal, NEWROADS, after giving reasonable notice to COMPANY, may dispose of the Merchandise in any lawful manner and will incur no liability by reason of such disposal, and COMPANY shall pay NEWROADS any reasonable costs incurred by NewRoads in connection with such disposal as well as storage at the Problem Merchandise Rate from the date NEWROADS notifies COMPANY of such belief.

     h. All Merchandise in the possession of NEWROADS shall be and remain the exclusive property of COMPANY, and NEWROADS acknowledges and agrees that it shall acquire no right, title or interest in or to any Merchandise by reason of this Agreement. NEWROADS shall not transfer, assign, exchange, lease, encumber, pledge, or create a security interest in or otherwise dispose of the Merchandise and shall not subject the Merchandise to attachment, levy, or seizure by or on behalf of any creditor of NEWROADS.

     i. Company hereby grants to NEWROADS a security interest in the MERCHANDISE held from time to time by NEWROADS to secure the obligations of Company hereunder; provided, however, that NEWROADS agrees to release such security interest upon the reasonable request of Company in the event that Company provides NEWROADS security in substitution therefore which is acceptable to NEWROADS in NEWROADS' sole discretion. COMPANY shall execute all documents reasonably requested by NEWROADS for the perfection of any such security interest. COMPANY shall not grant any Lien to any third party, with the exception of general revolving credit arrangements maintained by COMPANY in the ordinary and usual course of business with its banks and purchase money liens, which shall have priority to the Lien of NEWROADS hereunder on any MERCHANDISE inventory without the prior written consent of NEWROADS, which agreement shall not be unreasonably withheld, provided that any such Lien shall only be in the form of a security interest to a financial institution securing a revolving working capital credit facility, and further provided that COMPANY is not delinquent in the payment of any amounts owing to NEWROADS under this Agreement and COMPANY has proved to NEWROADS with reasonable assurances that it will be ab1e to meet its future payment obligations to NEWROADS as and when they come due under this Agreement.

10.  RISK OF LOSS.

     a. All risk of loss and damage to Merchandise from any cause prior to receipt by NEWROADS into, and from and after the removal by common carrier from, the inventory at the NEWROADS facility shall be borne by COMPANY. Any loss or damage by fire or casualty to Merchandise on the premises of NEWROADS shall be borne by COMPANY. NEWROADS shall reimburse COMPANY at COMPANY'S net Merchandise cost (i) 0 percent of all Inventory Shrinkage which is equal to or less than 1.0 percent,
          (ii) 100 percent of all Inventory Shrinkage which exceeds 1.0 percent. For purposes of this Agreement "INVENTORY SHRINKAGE" means the quotient which results from dividing (A) the cumulative Variance (as defined below) between the value of the Merchandise inventory as determined from the perpetual inventory report on the requisite Count Date (as defined below) and the value of the Merchandise inventory based upon a physical inventory or cycle count (exclusive of markdowns and price adjustments) on such Count Date by (B) the total Merchandise inventory receipts processed by NEWROADS during the prior 12 months.

     b. All risk of loss and damage to COMPANY materials other than Merchandise, such as literature or package inserts, from any cause prior to receipt by NEWROADS into, and from and after the removal by common carrier from, the inventory at the NEWROADS facility shall be borne by COMPANY. Any loss or damage by fire or casualty to Non-Merchandise materials on the premises of NEWROADS shall be borne by COMPANY. NEWROADS shall reimburse COMPANY at Company's net cost (i) 0 percent of all Inventory Shrinkage which is equal to or less than
          10.0 percent, (ii) 50 percent of all Inventory Shrinkage which exceeds
          10.0 percent but is equal to or less than 20.0 percent, and (iii) 100 percent of all Inventory Shrinkage which exceeds 20.0 percent. For purposes of this Agreement "INVENTORY Shrinkage" means the quotient which results from dividing (A) the cumulative Variance (as defined below) between the value of the Non-Merchandise material inventory as determined from the perpetual inventory report on the requisite Count Date (as defined below) and the value of the Non-Merchandise material inventory based upon a physical inventory or cycle count (exclusive of markdowns and price adjustments) on such Count Date by (B) the total Non-Merchandise material inventory receipts processed by NEWROADS during the prior 12 months.

     c. For purposes of this Section 11, "VARIANCE" shall mean the difference between the value of the Merchandise inventory as determined from the perpetual inventory report on any Count Date and the value of the Merchandise inventory established by a cycle count or physical inventory on such date (the "COUNT DATE"); provided, however, that for purposes of determining the Variance, Merchandise prices shall be deemed to be constant regardless of any intermittent price changes. The value of any adjustment made at any time to the perpetual inventory report shall be added to or subtracted from, as the case may be, the Variance for the purpose of calculating Inventory Shrinkage. Physical inventory and cycle counts may be requested in writing by COMPANY on a semiannual basis for Count Dates occurring within 180 days prior to the date of such request. Such requests for physical inventory or cycle counts shall be deemed a request for Special Services and are billable activities under section 9 of this agreement.

11. COLLECTIONS. Notwithstanding anything contained herein to the contrary, the parties acknowledge that NEWROADS shall not be required to make any collection efforts on COMPANY's behalf and shall share no risk with respect to any failure of COMPANY to collect payment for any customer order.

12. TAXES. All fees, costs, charges and other amounts payable to NEWROADS hereunder for Services rendered by NEWROADS to Company are exclusive of applicable taxes, if any, which (other than income taxes of NEWROADS) are the responsibility of COMPANY. In addition, NEWROADS shall calculate for each customer sale all applicable sales taxes based on information supplied by COMPANY. NEWROADS shall collect such sales tax in accordance with instructions provided by the COMPANY. A list of all the jurisdictions in which COMPANY is required to collect sales taxes shall be included in the Statement of Work, which COMPANY shall promptly update as required to keep such information current during the Term of this Agreement, and COMPANY shall be solely responsible for the accuracy of such information. COMPANY shall be responsible for the collection and payment of all sales taxes, the preparation and filing of all sales tax documentation and the compliance with all sales tax laws. NEWROADS shall have no such responsibilities for payment or collection of any such taxes unless otherwise required by law. COMPANY shall indemnify NEWROADS for all claims, suits, actions, debts, damages, costs, charges and expenses, including court costs and reasonable attorneys' fees, incurred by NEWROADS due to COMPANY's failure to properly and timely file and pay applicable taxes.]

13. MONETARY DEFAULT. If the COMPANY defaults on the payment of any fees, charges, invoices or other amounts due to NEWROADS pursuant to this Agreement (hereinafter a "Monetary Obligation"), and such Monetary Obligation is not subject to a Dispute Notice (defined below) NEWROADS shall (i) charge a finance charge of 1.5% per month of the amount of a Monetary Obligation and (ii) upon 20 Business Days prior written notice of such default stop providing Services and performing its obligations under this Agreement and/or terminate this Agreement. In the event that the COMPANY reasonably in good faith disputes the amount or payment of such Monetary Obligation (a "Monetary Dispute") and reports its reasons therefore to NEWROADS in writing (a "Dispute Notice"), NEWROADS agrees to work diligently and in good faith with the COMPANY to resolve the dispute for a period of up to ten Business Days from the date of the Dispute Notice, provided, however, that (i) during such period NEWROADS shall continue to perform Services, (ii) the COMPANY shall be current in and shall continue to make payments to NEWROADS relating to all Actual Variable Costs hereunder, other than such amount that is subject to the Dispute Notice and (iii) the COMPANY shall make all other payments required hereunder to NEWROADS (e.g. Fixed Fee Per Order and Special Services Costs) other than those payments subject to the Dispute Notice. In the event that NEWROADS and the COMPANY are unable to resolve the Monetary Dispute, then the amount in dispute shall be deposited into escrow with an escrow agent mutually acceptable to both NEWROADS and the COMPANY until such dispute is resolved in accordance with the Section of this Agreement entitled, Arbitration. In the event such dispute is resolved and to the extent the COMPANY owes any amount to NEWROADS, the COMPANY shall pay such amount to NEWROADS within ten Business Days of the resolution of such dispute. In the event such dispute is not resolved pursuant to the Section of this Agreement entitled, Arbitration, or the COMPANY has not deposited into escrow such amount in dispute, or the parties are unable to agree upon an acceptable escrow agent, NEWROADS shall have the right to stop providing Services and/or terminate this Agreement without further notice. The COMPANY shall not set-off any amount against invoices submitted by NEWROADS in respect of the Services performed hereunder against any claim, damage, action, cost or expense which may be asserted against NEWROADS at any time.

14. OTHER DEFAULTS. If either COMPANY or NEWROADS believes the other party is in breach of any of its non-monetary obligations under this Agreement due to any reason other than force majeure, the party believing that such a breach by the other party has occurred shall, within 15 days of discovery of alleged breach, give written notice to the other party declaring a breach of this Agreement and specifying the nature of the breach (any such breach and any default in payment under MONETARY DEFAULT hereof are sometimes referred to herein as a "DEFAULT"). If the alleging party fails to give written notice of an alleged breach within 15 days, such alleging party shall lose any rights to terminate this agreement based upon the alleged breach. Such breaching party shall have 15 Business Days in which to cure such breach or, if such breach cannot be completely cured within 15 Business Days, a reasonable time to cure such breach as long as the breaching party is diligently pursuing the cure of the breach; provided, however, that with respect to a material breach relating to the taking of telephone calls, emails, the processing of orders, the receiving of Merchandise into inventory or timely delivery of Merchandise to common carriers for shipment, NEWROADS shall have seven Business Days to cure such breach or, if such breach cannot be completely cured within five Business Days, a reasonable time to cure such breach so long as the NEWROADS is diligently pursuing the cure of the breach.

15. FORCE MAJEURE. Neither NEWROADS nor COMPANY shall be liable for any delay or failure in performance under this Agreement or interruption of service resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemies, acts of terrorism, war, accidents, fire, explosions, earthquakes, floods, the elements or any similar cause beyond the reasonable control of such party (a "FORCE MAJEURE"), so long as, following the cessation of such cause, such party uses its reasonable efforts to resume its performance hereunder. If NEWROADS is unable to perform the Services due to a Force Majeure, then NEWROADS may out-source Services on a temporary basis pursuant to the Section of this Agreement entitled, Place of Performance. Force Majeure shall not be an excuse for COMPANY not meeting any financial obligation hereunder with respect to the timely payment for Services.

16.  TERM AND TERMINATION.

     a. TERM. The initial term of this Agreement shall commence on FEBRUARY 1, 2002 (the "COMMENCEMENT DATE"), continue for five years and shall expire on JANUARY 31, 2007 (the "EXPIRATION DATE") unless earlier terminated in accordance with this Section or elsewhere in this Agreement (the "INITIAL TERM"). This Agreement shall automatically be renewed for one two-year term commencing after the expiration of the Initial Term and, thereafter, for additional one year terms after the expiration of any renewal term unless NEWROADS or COMPANY provides the other with at least 90 days prior written notice of its election to terminate this Agreement at the end of the then current term (the Initial Term and all renewal terms are collectively referred to as the "TERM").

     b. EARLY TERMINATION. This Agreement may be terminated prior to the Expiration Date upon the occurrence of any of the following, provided that any amounts owing to NEWROADS through the date of termination (including any Close-Down Expenses and Termination Fees, if applicable) shall be payable to NewRoads notwithstanding any such early termination:

          i. MONETARY DEFAULT. NEWROADS shall have the termination rights described in the Section of this Agreement entitled Monetary Default.

          ii. BANKRUPTCY. Either party may terminate this Agreement, effective immediately upon giving written notice if the other party files a petition in bankruptcy or files for a reorganization or for the appointment of a receiver or trustee of all or substantially all of such party's property, or makes an assignment or petitions for or enters into an arrangement for the benefit of creditors, or if a petition in bankruptcy is filed against the other party which is not discharged within 90 days thereafter.

          iii. FORCE MAJEURE. In the event that following a Force Majeure, NEWROADS (with out-sourcing) is unable to perform at the Service Levels for a period in excess of 20 Business Days, Company shall have the right to terminate this Agreement.

          iv. A material default by NEWROADS pursuant to the Section of this Agreement entitled, OTHER DEFAULTS, which is not cured within the time periods stated therein shall entitle COMPANY to terminate the Agreement.

17.  REPRESENTATIONS AND WARRANTIES.

     a. NEWROADS and COMPANY. NEWROADS and COMPANY each hereby individually represent and warrant that: (i) it has the full authority and legal right to carry out the terms of this Agreement; (ii) the terms of this Agreement will not violate the terms of any agreement, contract or other instrument to which it is a party, and no consent or authorization of any other person, firm or corporation is a condition precedent to this Agreement; (iii) it has taken all action necessary to authorize the execution and delivery of this Agreement; and (iv) this Agreement is a legal, valid, and binding obligation of NEWROADS and COMPANY, as the case may be, enforceable in accordance with its terms, except as limited by bankruptcy and other laws of general application relating to or affecting the enforcement of creditors' rights.

     b. COMPANY. COMPANY hereby warrants and represents that except as otherwise set forth on SCHEDULE 1:

          i. it has, to the best of its knowledge, and will use its commercially reasonable efforts to continue to have for the Term of this Agreement, all necessary authority from all of the corporations, partnerships and individuals whose products are offered for sale by Company, to use their trademarks, service marks and other intellectual property for the purposes of conducting COMPANY'S business. COMPANY'S business as conducted or as currently proposed to be conducted does not and will not cause Company to infringe or violate any patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other intellectual property rights of any other person or entity.

          ii. it owns the Merchandise inventory free and clear of all liens, restrictions, claims, charges, security interests or other encumbrances of any nature whatsoever, including any chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (a "LIEN").

18.  INDEMNITY & LIABILITY.

     a. NEWROADS agrees to indemnify, defend and hold COMPANY harmless from and against any and all claims, suits, actions, debts, damages, injuries, costs, charges, and expenses, (including without limitation court costs and reasonable attorneys' fees), which Company may at any time incur by reason of (i) a material breach of this Agreement by NEWROADS or (ii) NewRoads' gross negligence or an intentional or willful act of misconduct by NewRoads.

     b. COMPANY agrees to indemnify, defend and hold NEWROADS harmless from and against any and all claims (including claims by third party providers engaged by COMPANY), suits, actions, debts, damages, injuries, costs, charges, and expenses, including without limitation court costs and reasonable attorneys fees, which NEWROADS may at any time incur arising from (i) use or consumption of the Merchandise, including without limitation use or consumption of Merchandise that contains or is claimed to contain a defect, or (ii) a material breach of this Agreement by COMPANY.

     c. The indemnification provisions of this Section apply only to claims made against either party hereto by any third party and not to any claims made by either party hereto against the other. A party hereto seeking indemnity hereunder is referred to as the "Indemnified Party" and the other party to which indemnity is sought hereunder is referred to herein as the "Indemnifying Party". An Indemnified Party under this Agreement shall with respect to Claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within 60 Business Days, of the receipt of any written claim from any such third party, but not later than 20 days prior to the date any answer or responsive pleading is due or five Business Days after notice of the action, whichever is later, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced. The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least 15 days prior to the time when an answer or other responsive pleading or notice with respect thereto is required or 10 days after notice, whichever is later. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party's approval of such counsel, which approval shall not be unreasonably withheld) and shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party which consent shall not be unreasonably withheld. So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof with regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five Business Days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of a non-appealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim, provided that if a judgment or settlement provides that payments may be made in installments, that the indemnification payments required -to be made hereunder in connection therewith shall be payab1e in a like manner. Notwithstanding the foregoing, providing that there is no dispute as to the applicability of indemnification, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of The Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

     d. Notwithstanding any other provision of this Agreement, neither party shall be liable to the other for any other special, incidental, punitive or consequential damages of any nature whatsoever, even if that party has been previously notified of the possibility of such damages. Any successful claim for actual damages against either Party shall be limited to the amounts billed under this agreement.

     e. LIMITATION OF LIABILITY Neither party shall be liable to the other for any other special, incidental, punitive or consequential damages of any nature whatsoever even if that party has been previously notified of the possibility of such damages. NewRoads shall have no liability to the Company for the results of any acts of terrorism, including without limitation the insertion by third parties of hazardous substances in any packages handled by NewRoads, or any consumer response to such act of terrorism, provided NewRoads had no advance knowledge or through the exercise of reasonable diligence could have had no advance knowledge of such acts of terrorism.

19.  INSURANCE.

     a. COMPANY agrees to maintain insurance, at its sole cost and expense, against loss or damage by fire or other casualty to COMPANY'S Merchandise on the premises of NEWROADS, and against any claims and liability growing out of either product liability, advertising liability or trademark or service mark, patent or copyright infringement, and to list NEWROADS as an additional insured thereunder. Such insurance will be maintained with insurers qualified to do business in the state where the inventory is warehoused. Attached hereto, as EXHIBIT A, is a Certificate of Insurance for COMPANY reflecting such coverage.

     b. NEWROADS shall not be responsible for the provision or maintenance of any insurance coverage for the Merchandise or other inventory or for Company or its subsidiaries or respective businesses, products, goods and property. NEWROADS agrees to maintain at all times during the Term insurance with the coverages and at the levels set forth in the Certificate of Insurance for NEWROADS attached as EXHIBIT B; with insurers qualified to do business in the state of where the Services are performed.

20. COMPLIANCE WITH LAWS. COMPANY and NEWROADS shall comply with all laws, rules and regulations, whether local, state, or federal, applicable to the sale of Merchandise and to the providing of Services.

21. INSPECTIONS AND AUDITS. COMPANY or its agents shall, during normal business hours and upon one Business Days notice, have the right to inspect the Merchandise located at NEWROADS' place of business. COMPANY shall, during normal business hours and upon three Business Days notice, have the right to audit the books and records of NEWROADS pertaining to Merchandise and the Services rendered by NEWROADS to COMPANY and the fees charged in connection therewith pursuant to this Agreement; provided, however, that such audit of books and records shall occur no more frequently than in three month intervals and then shall cover only the three month period ending on the date such inspection commences. At least once each calendar year, the Chief Financial Officer of NEWROADS shall meet with the Chief Financial Officer of COMPANY and review the audited financial statements of NEWROADS.

22.  CONFIDENTIALITY; NON-SOLICITATION.

     a. In the course of its performance of this Agreement, it is anticipated that NEWROADS and COMPANY will come into possession of certain proprietary information belonging to the other, including but not limited to

          i. in the case of COMPANY, marketing records, merchandising records, customer records and customer files and

          ii. in the case of NEWROADS, its financial condition, cost structures, staffing levels, systems information, monitoring records, customer records, customer files, trade secrets, sales forecasts, general business plans and other confidential or proprietary information (all such information relating to COMPANY or NEWROADS being "CONFIDENTIAL INFORMATION" and the party to whom such Confidential Information relates being the "PROPRIETARY PARTY").

     b. NEWROADS and COMPANY agree that each will not, during the Term hereof or thereafter, furnish, disclose, or make accessible to any third party any of the other's Confidential Information unless otherwise instructed by the Proprietary Party in writing; provided, however, that Confidential Information shall not include any information which

          i. at the time of disclosure by the other party is generally available to and known by the public other than as a result of its disclosure by such party,

          ii. was available to the other party on a non-confidential basis from a source other than the Proprietary Party, provided that such source is not bound by a confidentiality agreement, or contractual or fiduciary obligation with the Proprietary Party, or

          iii. has been independently acquired or developed by the other party without violating any obligations under this Agreement, or of any other agreement between Company and NEWROADS.

     c. NEWROADS agrees that COMPANY'S customer files will not be made available for use by anyone other than COMPANY, without COMPANY'S specific prior written permission for each occurrence of such use.

     d. COMPANY agrees that it will not at any time during the Term or within three years after the termination or expiration of this Agreement, solicit, interfere with, employ or endeavor to entice away from NEWROADS (or any subsidiary or affiliate of NEWROADS) any employee, consultant, agent or other client of NEWROADS. The parties agree that placing advertisements soliciting employees of the type then employed by the Company or NewRoads, as the case may be, in newspapers, Internet job sites and similar media generally accessible to the public shall not be deemed to be a breach of this Section.

23. NOTICES. Any and all notices and all communication provided for in this Agreement shall be given in writing. Such notices and other communications shall be deemed given when received, when delivered by hand, by confirmed facsimile transmission or when deposited in the United States Mail, Registered or certified, with proper postage prepaid, and addressed as follows, or to such other address as NEWROADS or COMPANY may designate to the other in writing.

     a. If to NEWROADS: NewRoads, Inc., 730 East Church Street, Martinsville, VA 24112, Attn: President, Fax 276-656-2218, Phone 276-670-2000.

          i.   With copies to:

               1. NewRoads, Inc.75 Holly Hill Lane, Greenwich, Connecticut 06830; Attn: James S. Hersh; Fax: 203.625.4767; Phone:
                    203.625.9899

               2. Kane Kessler, PC; 1350 Avenue of the Americas; New York, NY 10019-4896; Attn: Robert L. Lawrence, Esq.; Fax:
                    212-245-3009; Phone: 212-519-5146.

     b. If to COMPANY: Alloy, Inc., 151 West 26th Street, 11th Floor, New York, NY 10001, Attn: Samuel A. Gradess, fax: 212-244-4311.

          i.   With a copy to:

               1. Alloy, Inc., 151 West 26th Street, 11th Floor, New York, NY 10001, Attn. General Counsel, Fax: 212-244-4311.

24. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party which shall not be unreasonably withheld; provided, however, that, it may be assigned to any person, firm or corporation which purchases all or substantially all of the stock or assets of either party or to any person, firm or corporation into which or with which either party consolidates or merges and provided further that either party may assign this agreement to any of its affiliates, subsidiaries, or its parent company.

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
25. AMENDMENTS. This Agreement shall not be modified or amended except by a written agreement signed by authorized representatives of NEWROADS and Company.

26. GOVERNING LAW. This Agreement has been entered into and shall be governed, construed, and interpreted in accordance with the laws of the State of New York without reference to any conflicts of law principles.

27. ARBITRATION. Any dispute between the parties concerning this Agreement shall be submitted to binding arbitration before a single arbitrator in accordance with the following provisions:

     a. If a dispute arises concerning this Agreement, the dispute shall be resolved through binding and non-appealable arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "RULES"), except where the Rules conflict with the provisions of this Section of this Agreement, in which event the provisions of this Section of this Agreement shall prevail. The arbitration shall be before one arbitrator selected by the parties, or if the parties cannot agree upon a single arbitrator within 30 days after a party giving notice to the other of a proposed choice for an arbitrator, then by a single arbitrator selected by the New York City office of the American Arbitration Association, who shall be a person
          (i) who is admitted to practice law in the State of New York and (ii) who is a partner in a law firm having at least 50 attorneys. Any arbitrator so appointed shall be neutral and subject to disqualification for the reasons specified in Section 19 of the Rules.

     b. Each party shall pay the fees of his or its own attorneys, expenses of its witnesses and all other expenses connected with the preparation and presentation of such party's case, including any costs involved in filing and instituting such arbitration, if it is the initiating party.

     c. The arbitration shall be conducted pursuant to the Rules, as then in effect.

     d. The decision of the arbitrator shall be binding upon all parties and no appeal may be taken therefrom; provided, however, that no decision by such arbitrator shall include the award of punitive damages. The decision of the arbitrator shall be enforced and honored by the parties hereto without the necessity of confirmation by a court. The parties hereby waive, to the extent permitted by law, any rights to appeal or to review of any such decision by any court or tribunal.

     e. This arbitration shall be conducted in New York City, New York. In the event a party desires to obtain judicial confirmation of an arbitration award, the parties consent to the exclusive jurisdiction of the appropriate state court in New York, New York for the entry and enforcement of a judgment upon any arbitration award rendered in connection with any state law, and of the United States District Court for the Southern District of New York, for the entry and enforcement of judgment upon any arbitration award rendered in connection with any federal law, and the parties agree to both subject matter and in personam jurisdiction for those purposes.

     f. Notwithstanding any provision of this Section, the requirement to arbitrate disputes under this Section shall not apply to any application for interim injunctive or other equitable relief from any court of competent jurisdiction with respect to this Agreement or any matter it contemplates.

28.  COMPUTER PROGRAMS; INTELLECTUAL PROPERTY.

     a. COMPANY acknowledges that NEWROADS owns all right, title and interest in and to all computer software, databases, other computer-related material and all procedures and processes used by NEWROADS in connection with the performance of its obligations under this Agreement (including but not limited to those developed by NEWROADS and modifications or new programs developed by NEWROADS for COMPANY) (collectively, the "PROCESS") and COMPANY has no right or interest whatsoever in such Process unless jointly developed and agreed upon in writing by both parties in advance of said joint development. NEWROADS acknowledges that COMPANY owns all right, title and interest in and to all the data being stored on the Process with respect to the provision of Services under this Agreement ("DATA"), and NEWROADS has no right or interest whatsoever in such Data. NEWROADS further agrees to enact strict measures to protect the confidentiality of such Data, in accordance with COMPANY'S policy as communicated in writing to NEWROADS from time to time.

     b. NEWROADS(TM) is a service mark owned by NEWROADS. No rights to use of NEWROADS' marks are granted herein, and any right to use NewRoads marks, subsequently granted, will terminate immediately upon the termination of this Agreement. COMPANY shall use NEWROADS' marks only and strictly in accordance with the quality control and trademark usage policies of NEWROADS. Failure to comply with such policies will result in termination of the right to use such marks.

     c. COMPANY'S service marks and trademarks are owned by COMPANY. No rights to use of COMPANY'S marks are granted

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
          herein, and any right to use Company marks, subsequently granted, will terminate immediately upon the termination of this Agreement. NEWROADS shall use COMPANY's marks only and strictly in accordance with the quality control and trademark usage policies of COMPANY. Failure to comply with such policies will result in termination of the right to use such marks.

29. INSTRUCTION WITH RESPECT TO ACTS OF TERRORISM OR HAZARDOUS SUBSTANCES. Prior to the processing of Merchandise, the COMPANY shall give to NEWROADS policies and procedures to follow in the event that any consumer contacts NEWROADS with a complaint that a product processed by NEWROADS on behalf of the Company contains any hazardous substance. Provided NEWROADS follows such policies and procedures and, subject to the provisions of Section herein, entitled Representations and Warranties, NEWROADS shall have no liability to the COMPANY arising from such an event and the COMPANY shall expressly defend, indemnify and hold harmless NEWROADS from any all claims, damages, demands, causes of action, losses, liabilities, injuries, costs and expenses (including reasonable attorney's fees) arising from such an event.

30. BUSINESS DAY. For purposes hereof, "BUSINESS DAY" shall mean any day other than (1) a Saturday or Sunday or (2) a day when the Federal Reserve Bank of New York is not open.

31. RELATIONSHIP. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal/agent relationship between the parties. Except as specifically set forth herein, neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligations, express or implied, on behalf of, or for the use of the other party, and NEWROADS and COMPANY shall not be obligated, separately or jointly, to any third party by virtue of this Agreement.

32. HEADINGS. The headings and section numbers appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or otherwise describe the scope or intent of the sections of this Agreement.

33. SEVERABILITY. If any one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired; provided, however, that in such case the parties agree to use their commercially reasonable efforts to achieve the purpose of the invalid provision by a new legally valid provision.

34. NO WAIVER. No failure or delay on the part of any party in the exercise of any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

35. FULL AGREEMENT. This Agreement, any exhibits and addenda attached hereto, properly executed Statements of Work, orders for Special Services and properly delivered notices, contain and embody the entire agreement of the parties hereto, and no representations, inducements, or agreements, oral or otherwise made at any time between the parties or with any third party relating to the subject matter hereof which are not contained in this Agreement or in the exhibits or addenda, if any, shall be of any force or effect. The parties recognize and agree that this agreement is separate from the Services Agreement dated March 31, 2000, between Alloy, Inc. (f/k/a Alloy Online, Inc.), and Distributions Associates, Inc., and that this Master Services Agreement shall have no effect on the Services Agreement of March 31, 2000, and the reverse shall also be true.

36. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

37. JOINT MARKETING. COMPANY will provide a statement to be used in a NEWROADS press release, which announces the choice of NEWROADS to provide Services. COMPANY authorizes NEWROADS to use its logo on the NEWROADS website, at tradeshows and events and on marketing collateral. NEWROADS and COMPANY may participate in other joint press releases, as deemed appropriate, when mutually agreed to by both companies.

38. CESSATION OF OPERATIONS. In the event NEWROADS ceases operations, COMPANY shall have the first right of refusal to acquire the facilities and equipment, which are then in use to provide Services under this Agreement.


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IN WITNESS WHEREOF, Company has executed this Agreement effective the date first above written and NEWROADS has executed and accepted this Agreement effective the same date.

NEWROADS, INC.                        ALLOY, INC. ("COMPANY")

By: /s/ Michael Shelton               By: /s/ Samuel A. Gradess
   -----------------------------         ---------------------------------------

Name:  Michael Shelton                 Name:  Samuel A. Gradess
     ---------------------------           -------------------------------------

Title: Senior Vice President          Title:  Chief Financial Officer/ Secretary
      --------------------------            ------------------------------------

Date:  February 1, 2002                Date:  February 1, 2002
     ---------------------------           -------------------------------------


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